Exhibit 21

SUBSIDIARIES OF THE PARENT

The table below is a list of direct and indirect subsidiaries of the Parent as of December 31, 2024, and the state or jurisdiction in which the subsidiaries are organized. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries of the Parent have been omitted from this list because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X.

Subsidiary	Jurisdiction of Incorporation or Organization
EVEREN Capital Corporation	Delaware
Omniplus Capital Corporation	Delaware
Peony Asset Management, Inc.	Delaware
Wells Fargo Advisors Financial Network, LLC	Delaware
Wells Fargo Bank, National Association	United States
Wells Fargo Clearing Services, LLC	Delaware
Wells Fargo Equipment Finance, Inc.	Minnesota
Wells Fargo Funding, LLC	Minnesota
Wells Fargo International Solutions Private Limited	India
Wells Fargo Municipal Capital Strategies, LLC	Delaware
Wells Fargo National Bank West	United States
Wells Fargo Securities, LLC	Delaware
WFC Holdings, LLC	Delaware